CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 24, 2014, with respect to the consolidated financial statements of ASA Electronics, LLC which is incorporated by reference and included in the Annual Report of Voxx International Corporation and subsidiaries on Form 10-K for the year ended February 28, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Voxx International Corporation on Form S-3 (File No. 333-187427) and Forms S-8 (File No. 333-162569, File No. 333-138000, File No. 333-131911, File No. 333-36762, and File No. 333-82073).

/s/ GRANT THORNTON LLP

Chicago, Illinois
May 14, 2014